                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           Republic Gypsum Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               Janey L. Sowell
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     /X/ Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $125.00
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         Pre 14A
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     (3) Filing Party:
         Republic Gypsum Company
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     (4) Date Filed:
         9-1-95
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
                            REPUBLIC GYPSUM COMPANY
                                 P.O. BOX 1307
                         HUTCHINSON, KANSAS  67504-1307

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 26, 1995


         The Annual Meeting of Stockholders of Republic Gypsum Company (the "Company") will be held on the 26th day of October, 1995, at 11:00 a.m., Central Daylight Savings Time, in the Amphitheater of the Holiday Inn Crowne Plaza, 4445 Main Street, Kansas City, Missouri for the following purposes:

         (1) Electing nine (9) directors to serve on the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified,

         (2) Adopting a proposed amendment to the Company's Certificate of Incorporation to change the Company's corporate name to "Republic Group Incorporated", and

         (3) Transacting such other business as may properly be brought before the meeting or any adjournment thereof.

         Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement attached to this Notice.

         Only stockholders of record at the close of business on the 1st day of September, 1995, will be entitled to notice of or to vote at the meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the offices of the Company's transfer agent, UMB Bank, N.A. at 928 Grant Avenue, Kansas City, Missouri 64141 for a period of ten (10) days preceding the meeting.

                                              By Order of the Board of Directors




                                              Janey L. Sowell
                                              Treasurer and Secretary


Hutchinson, Kansas
September 15, 1995

                            REPUBLIC GYPSUM COMPANY
                                 P.O. BOX 1307
                         HUTCHINSON, KANSAS  67504-1307

                               SEPTEMBER 15, 1995

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON OCTOBER 26, 1995


                 The accompanying proxy is solicited by the Board of Directors of Republic Gypsum Company (the "Company") for use at the Annual Meeting of Stockholders to be held in the Amphitheater of the Holiday Inn Crowne Plaza, 4445 Main Street, Kansas City, Missouri, on Thursday, October 26, 1995, at 11:00 a.m., Central Daylight Savings Time (the "Annual Meeting") and at any adjournment thereof. The Company will bear the cost of solicitation. Solicitation of proxies may be made by personal interview, mail, telephone or telegram by directors, officers and regular employees. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock, par value $1.00 per share ("Common Stock"), of the Company held of record by such persons; the Company will reimburse the forwarding expenses.

                 All shares represented by a valid proxy will be voted. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire; the person giving the proxy has the right to revoke the same at any time before it has been exercised by giving written notice to that effect to the Secretary of the Company.

                                 ANNUAL REPORT

                 The Company's Annual Report to Stockholders, covering the fiscal year ended June 30, 1995, including audited financial statements is enclosed herewith, but neither the report nor the financial statements are incorporated in this proxy statement or are deemed to be a part of the material for the solicitation of proxies.

                               OUTSTANDING STOCK

                 At the close of business on the 1st day of September, 1995, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to be voted 10,557,694 shares of Common Stock.

                               QUORUM AND VOTING

                 The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat may adjourn the Annual Meeting from time to time for a period not to exceed 30 days, without notice, until a quorum is present or represented.

                 Holders of Common Stock will be entitled to one (1) vote for each share of such stock owned of record at the close of business on September 1, l995, with respect to each matter submitted to a vote at the Annual Meeting.

                 The Bylaws of the Company fix the number of directors of the Company at nine (9). Cumulative voting for directors is not permitted. Consequently, the nine (9) persons receiving the greatest number of votes at the Annual Meeting will be elected as the directors of the Company. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder failed to return a proxy, because the broker holding the shares did not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee. Proxies which are returned, but which withhold authority to vote or with respect to which the broker does not vote on certain matters, will be counted toward establishing a quorum for the meeting.

                 The approval of the proposed amendment to the Company's Certificate of Incorporation to change the Company's name to "Republic Group Incorporated" requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. With respect to approval of this proposal, abstentions by shares represented in person or by proxy at the Annual Meeting, and proxies which are returned but with respect to which the broker does not vote on certain matters, will have the effect of being substantially equivalent to votes against the proposal.

                               SECURITY OWNERSHIP

                 The following table sets forth information with respect to the beneficial ownership of equity securities of the Company as of August 31, 1995, by (i) each person known to management to be the beneficial owner of more than 5% of any class of the Company's voting securities
         (ii) each director and each nominee for election as a director of the Company, (iii) each named executive officer for which compensation information is provided in this proxy statement and (iv) all directors and executive officers as a group:

                                                                             Amount and Nature
                                                   Name of Beneficial          of Beneficial          Percent
                          Title of Class               Owner (1)              Ownership (2)           of Class
                          --------------       -------------------------  ----------------------      --------
                      Common Stock             Todd T. Brown                      21,746                 *
                        $1.00 par              Geary D. Cribbs                    32,579                 *
                        value (3)              Stephen L. Gagnon                  38,324                 *
                                               Larry N. Montague                  14,464                 *
                                               Bert A. Nelson                     12,848                 *
                                               Talbot Rain                        11,550                 *
                                               Gerald L. Ray                     270,221 (4)           2.56%
                                               Robert F. Sexton                   11,500                 *
                                               David P. Simpson                  132,630 (5)(6)        1.26%
                                               Phil Simpson (7)                2,034,398 (5)(8)       19.26%
                                               L. L. Wallace                      18,177 (9)            *
                                               David B. Yarbrough                 25,897                *

                                               All Directors and
                                                  Executive Officers
                                                  as a Group
                                                  (16 persons)                 2,659,531              24.88%

         * The percentage of shares beneficially owned is less than 1% of issued and outstanding shares of Common Stock.

         (1) Messrs. Brown, Cribbs and Montague are executive officers of the Company; Mr. Gagnon is an executive officer and director of the Company; Mr. Phil Simpson is an executive officer and director of the Company and beneficial owner of more than 5% of the Company's Common Stock; and Messrs. Nelson, Rain, Ray, Sexton, David P. Simpson, Wallace and Yarbrough are directors of the Company.

         (2) Includes shares with respect to which executive officers and directors have the right to acquire beneficial ownership pursuant to the exercise of stock options exercisable at, or within 60 days after, August 31, 1995, as follows: Brown - 6,750, Cribbs - 8,063, Gagnon - 32,500, Montague -
                 6,447, Nelson - 10,500, Rain - 10,500, Ray - 10,500, Sexton -
                 10,500, Phil Simpson - 5,000, Wallace - 8,000, Yarbrough - 10,500 and all Directors and Executive Officers as a Group - 131,760. Also includes shares in the accounts established under the Company's Employee Stock Ownership Plan for persons who are salaried employees of the Company, with respect to which each executive officer named in the Summary Compensation Table has voting power, as follows: Brown - 12,424, Cribbs - 17,211, Gagnon - 5,824, Montague - 8,017, Phil Simpson - 81,258, and all Directors & Executive Officers as a Group - 143,216. Unless otherwise indicated, all other shares are owned directly and the owner has sole voting and investment power.

         (3) A Common Stock Purchase Right ("Purchase Right") is attached to each outstanding share of the Common Stock entitling the holder to buy one (1) share of Common Stock for $38.10. A Purchase Right is not exercisable or transferable apart from the Common Stock until ten (10) days after a person acquires 35% or more of the Common Stock or announces a tender offer, which, if consummated, would result in ownership by a person or group of 35% or more of the Common Stock.

         (4) Includes 179,965 shares owned by Gerald L. Ray & Associates, Inc. of which Mr. Ray is the principal owner, 19,000 shares owned by Gerald L. Ray & Associates, Inc. Defined Benefit Plan, of which Mr. Ray is trustee, and 60,756 shares in the Gerald L. Ray IRA, of which Mr. Ray is trustee.

         (5) On August 29, 1995, Simpson Holdings, Ltd., a limited partnership (the "Partnership") that owned 682,500 shares of Common Stock, distributed its holdings of Common Stock in liquidation of the Partnership's assets. Phil Simpson and his spouse, Lorraine, as general partners of the Partnership received 258,049 shares of Common Stock. Their son, David P. Simpson, a director of the Company, received 131,581 shares of Common Stock as a limited partner. Their two daughters, who were also limited partners in the Partnership, received a total of 292,870 shares of Common Stock. Phil and Lorraine Simpson contributed the 258,049 shares of Common Stock received by them to the Simpson Family Trust. Previously, the 682,500 shares held by the Partnership had been reported as beneficially owned by Phil Simpson.

         (6) Includes 892 shares owned by David P. Simpson's spouse with respect to which he shares voting and investment power.

         (7) Phil Simpson's address is 1320 Greenway Drive, Suite 920, Irving, Texas 75038-2548.

         (8) Includes 1,939,740 shares owned by the Simpson Family Trust of which Mr. Simpson is the Trustee with investment control and the settlor with power to revoke the Trust and 8,400 shares owned by Phil Simpson's spouse. Shares beneficially owned by Mr. Simpson do not include 521,615 shares owned by relatives who are not members of Mr. Simpson's household, as to which he disclaims beneficial ownership.

         (9) Includes 6,997 shares owned by Mr. Wallace's spouse with respect to which he shares voting and investment power.

                       ACTION TO BE TAKEN UNDER THE PROXY

                 Proxies in the accompanying form which are properly executed and returned by holders of Common Stock will be voted (i) "FOR" the election of the nine (9) nominees for directors named in this proxy statement, unless the giver withholds authority to vote for any one or more or all of such persons (ii) "FOR" adoption of the proposed amendment to the Company's Certificate of Incorporation to change the Company's corporate name to Republic Group Incorporated and (iii) in the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. As to any other matter or business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same. Management does not know of any such other matter or business. Should any nominee named herein for the office of director become unable or be unwilling to accept nomination for or election to such position, the persons acting under the proxy will vote for the election in his stead of such other persons as management may recommend. Management has no reason to believe that any of the nominees will be unable to serve if elected to office.

                                  NOMINEES FOR DIRECTORS

                 The nine (9) persons named below are management's nominees for election as directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each of the nominees has served as a director of the Company since the date of his first election or appointment to the Board of Directors of the Company.

                                                                     Principal Occupation
                                                                     During last 5 years
                                                                    and Directorships of
                                 Name                Age              Public Companies                Director
                                 ----                ---         ------------------------             --------
                      Stephen L. Gagnon               42     Executive Vice President since             1992
                                                             September 1992, Senior Vice
                                                             President from January 1992 to
                                                             August 1992 and Vice President from
                                                             December 1990 to January 1992, of
                                                             the Company and prior thereto, a
                                                             stockholder in Locke Purnell Rain
                                                             Harrell (attorneys)

                      Bert A. Nelson (a)              63     Personal Investments;                      1990
                                                             director of Riverside National Bank

                      Talbot Rain (a)                 75     Locke Purnell Rain Harrell                 1967
                                                             (attorneys) (of Counsel)  (b)

                      Gerald L. Ray (a)               62     President, Gerald L. Ray &                 1969
                                                             Associates, Inc. (investment
                                                             advisor)

                      Robert F. Sexton (a)            61     President of Bakery Associates,            1990
                                                             Inc. (food industry supplier);
                                                             director of Ultrak, Inc.



                      Phil Simpson                    60     Chairman of the Board, President           1961
                                                             and Chief Executive Officer of the
                                                             Company; director of Elcor
                                                             Corporation

                      David P. Simpson (c)            34     General Manager, Avinger Lumber            1994
                                                             Company (timberland and related
                                                             investments in East Texas) since
                                                             June 1992.  President, Simpson
                                                             Publishing Company since 1988.
                                                             Mayor of the City of Avinger, Texas
                                                             since September 1993.

                      L. L. Wallace (a)               81     Retired since January 1980 and             1980
                                                             prior thereto Vice President of
                                                             Packaging Corporation of America
                                                             (paper product manufacturer)

                      David B. Yarbrough (a)          76     Retired since January 1987 and             1973
                                                             prior thereto President and major
                                                             stockholder of Yarbrough
                                                             Construction Co., Inc.


                 (a) Messrs. Ray (chairman), Nelson, and Rain are members of the Audit Committee which held two (2) meetings during the last fiscal year. The Audit Committee meets with the independent accounting firm serving as auditors of the Company to review financial reports, to discuss their procedures and findings and to hear their recommendations with respect to financial accounting matters.

                          Messrs. Wallace (chairman), Sexton and Yarbrough are members of the Compensation Committee, which held three (3) meetings during the last fiscal year. The Compensation Committee reviews the performance of officers and employees and makes recommendations to the Board of Directors concerning officers' salaries, bonuses for officers and employees, contributions to the Company's Profit Sharing Plan and the Company's Employee Stock Ownership Plan, stock option, stock appreciation right, restricted stock, and performance unit awards, proposed benefit plans and other compensation related matters.

                 (b) The Company was represented by Locke Purnell Rain Harrell, from which Mr. Rain retired in 1989, with respect to various legal matters during the fiscal year ended June 30, 1995.

                 (c) David P. Simpson is the son of the Chairman of the Board, President and Chief Executive Officer, Phil Simpson.

                 The Board of Directors held nine (9) meetings during the last fiscal year. Each director attended at least 75% of the aggregate of
         (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees of the Board on which he served, during the periods that he served.

                 The Board does not have a standing nominating committee or any standing committee performing similar functions.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

         The Company currently has a policy of paying directors who are not salaried officers of the Company on the following basis: $1,500 per month for service on the Board of Directors and $2,000 per year for service on each committee of the Board on which such person served, plus expenses.

DIRECTOR STOCK OPTION PLAN

         The Republic Gypsum Company Non-Employee Director Stock Option Plan (the "Director Plan") was adopted in 1989. Each non-employee member of the Board of Directors (Messrs. Rain, Ray, Wallace and Yarbrough) at time of adoption, was granted an option to purchase 10,500 shares of the Company's Common Stock at an option exercise price of $5.11 per share, the fair market value of the Company's Common Stock on the date the Director Plan was adopted. Messrs. Nelson and Sexton were granted options to purchase 10,500 shares of the Common Stock at an option exercise price of $3.75 per share, and David P. Simpson was granted an option to purchase 10,500 shares of the Common Stock at an option exercise price of $13.875, on the dates of their respective appointments to the Board. In each case, the exercise price was the fair market value of the Company's Common Stock on such dates. On the date any new non-employee director becomes a member of the Board of Directors, such director will be granted an option to purchase 10,500 shares of the Company's Common Stock at an option exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

         The options do not have a fixed term and are fully exercisable after the non-employee director has completed three (3) calendar years of service on the Board of Directors, including service prior to adoption of the Director Plan. Each option will automatically terminate twelve (12) months after the director ceases to be a director by reason of his death or permanent disability or six (6) months after he ceases to be a director for any other reason. The exercise price will be paid to the Company in full at the time of exercise in cash or, in whole or in combination with cash, in shares of Company Common Stock previously issued to the optionee.

         The Director Plan is administered by a committee of the Board of Directors composed of all employee directors and contains customary provisions for the adjustment of shares covered by the Director Plan and for the adjustment of option exercise prices in the event of stock dividends and splits, mergers and other such events.

DIRECTOR RETIREMENT COMPENSATION ARRANGEMENT

         The Company has adopted an arrangement whereby non-employee directors of the Company who have served on the Board of Directors for three (3) or more years will be paid a lump sum retirement payment 180 days after their service on the Board of Directors terminates. The amount of the retirement payment will be the sum of (i) the amount then being paid annually to non-employee directors for service on the Board and on each committee on which the retiring director was serving at the time of his termination, (ii) $500 for each year or part thereof between 1967 and 1985, inclusive, during which he was a director, and (iii) $1,000 for each year or part thereof beginning in 1986 and thereafter during which he was a director. The retirement payment is not payable if the director is removed or is requested (by resolution of the Board of Directors) to resign from the Board of Directors due to his serious neglect or misconduct in the discharge of his duties and responsibilities as a director of the Company or his commission of any criminal act or act of dishonesty (of which the Board of Directors shall be the sole judge), if the director directly or indirectly competes with the Company within one (1) year after his service on the Board of Directors terminates or if the director discloses non-public, confidential or proprietary information about the Company.

                             EXECUTIVE COMPENSATION

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's compensation programs are designed to help attract and retain qualified and motivated executive officers, who will provide the leadership required to achieve the Company's strategic goals. One of those goals is sustaining long-term value growth for stockholders.

         Executive officers of the Company are compensated primarily through base salaries, annual bonuses and long-term, equity-based incentives. Compensation derived from the last two categories is directly tied to corporate performance. It is the Committee's philosophy that a significant percentage of total executive compensation be provided through performance-based bonuses and long-term incentives. Regulations under
    Section 162(m) of the Internal Revenue Code regarding the annual deduction limitation of $1,000,000 for compensation to certain executive officers and their impact on the Committee's compensation policies are being studied.
    It is the intention of the Committee that executive compensation not exceed this annual deduction limitation. Executive compensation by the Company historically has not approached the $1,000,000 limitation.

         Salaries for executive officers are reviewed by the Committee annually. Increases are based on evaluations of the officers' past and projected contributions to the Company and changes in competitive pay levels. It is the Company's policy to target the median salary levels of comparable companies, after taking into consideration the relative scope of responsibility and experience of each executive officer. Typically, several sources of information regarding prevailing salary levels in the paper and gypsum industries are considered. Peer companies are selected on the basis of similarities in lines of business and size. Some peer companies, because they are privately owned, are not included in the industry index shown in the stock price performance graph that appears later in this proxy statement. During fiscal year 1994, the Company engaged an independent firm to perform a confidential compensation survey. The information obtained from the consultant's report was consistent with other information available to the Company regarding compensation.

         During the fiscal year ended June 30, 1995, the Board of Directors of the Company approved a one year extension of the Amended and Restated Target Bonus Plan, which is subject to annual approval and extension by the Board. Under the plan, executive officers and other key salaried employees may be eligible for bonuses. Each individual participant's eligibility for a bonus is based upon actual performance against a budgetary target approved by the Board. If actual results are 100% of the budgetary target, the participant is entitled to a standard bonus, which equals a standard bonus percentage preset for that individual by the Board multiplied by his base salary. If actual results exceed 80% of the budgetary target, but are less than 100% of the budgetary target, the participant is entitled to a fraction of his standard bonus. The numerator of the fraction is the number of percentage points that the percentage of actual performance to budgetary target exceeds 80%, and the denominator is 20. If actual results exceed 100% of the budgetary target, the participant is entitled to a bonus equal to his standard bonus multiplied by the percentage of actual performance to budgetary target, up to a preset maximum formula bonus. The Committee may recommend and the Board may approve discretionary increases to bonuses and bonuses in excess of the maximum formula bonus amount, under the plan.

         For the fiscal year ended June 30, 1995, the budgetary target for participants with corporate-wide responsibility was budgeted earnings per share for the Company. The budgetary targets for other participants were budgeted divisional or facility operating profits, depending on the scope of the participant's responsibility. The standard bonus percentages during fiscal year 1995 ranged from 25% to 50% for executive officers and from 10% to 20% for other key employees. The maximum formula bonus for each participant was fixed at 130% of his standard bonus. During fiscal 1995, the Committee and the Board exercised their discretionary authority to increase the bonuses granted to certain participants in the plan, including certain executive officers. In some cases, bonuses were increased in excess of the maximum formula bonus amount. Such increased bonuses were approved in certain situations where actual performance significantly exceeded 130% of the budgetary target or where other accomplishments achieved by the affected participants justified such approval.

         Under the Company's 1989 Long-Term Incentive Plan, annual grants of stock options are made to executive officers and other key salaried employees to retain and motivate such persons to sustain and improve long-term stock market performance. Stock options are granted at the prevailing market value and have value to the holders only if the Company's stock price increases. Typically, grants become exercisable in four equal annual increments. Although no specific targets have been set, the Company encourages its executives to acquire, through stock options granted over a period of several years, holdings in the Company that are significant in relation to their base salaries. The number of options granted to key salaried employees and to executives at a given level of responsibility are the same, with executives at higher levels of responsibility receiving larger grants. In fiscal 1995, the Chief Executive Officer and the Executive Vice President were granted options to purchase 10,000 shares, each Vice President was granted an option to purchase 4,000 shares and the Controller was granted an option to purchase 3,000 shares.

         With respect to the fiscal year ended June 30, 1995, Mr. Simpson, Chief Executive Officer of the Company, was paid a base salary of $225,000 and a formula bonus of $123,750, or 55% of his base salary. The bonus paid to Mr. Simpson reflects the level of profitability of the Company during the fiscal year. Actual earnings per share for fiscal year 1995 ($1.10) were 110% of the budgetary target ($1.00) approved by the Board of Directors for Mr. Simpson and a new record for annual earnings per share for the Company. Mr. Simpson's base salary for the fiscal year included a 12.5% increase over the previous fiscal year. The Committee approved this increase, which was the first salary increase granted to Mr. Simpson in three years, primarily due to the consistent improvements in the Company's operating results from 1992 through 1994. Based on the information available to it, the Committee also believed that Mr. Simpson's base salary was consistent with salaries being paid to chief executive officers of comparable companies. During fiscal year 1995, Mr. Simpson was granted an option to purchase 10,000 shares of the Company's Common Stock at $8.88 per share, the closing market price on the date of grant, under the Company's 1989 Long-Term Incentive Plan.


                                                         COMPENSATION COMMITTEE
                                                         L. L. Wallace, Chairman
                                                         Robert F. Sexton
                                                         David B. Yarbrough




    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Compensation Committee of the Company's Board of Directors during the year ended June 30, 1995 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under any paragraph of
    Item 404 of Securities and Exchange Commission Regulation S-K. During the year ended June 30, 1995, there existed no interlocking relationships involving the executive officers, directors or Compensation Committee members of the Company and the executive officers, directors or compensation committee members of any other entity.

    SUMMARY COMPENSATION TABLE

         The following table provides a summary of the compensation provided to the named executive officers of the Company for the three fiscal years ended June 30, 1995.

                                                                                    Long Term Compensation
                                                                           -------------------------------------
                                       Annual Compensation                            Awards            Payouts
                           ---------------------------------------------   -------------------------   ---------

                                                                Other                    Securities                 All
       Name and                                                Annual      Restricted    Underlying                 Other
       Principal                                   Bonus       Compen-       Stock        Options       LTIP       Compen-
       Position            Year       Salary        (1)      sation (2)       Award         (3)        Payouts    sation (4)
    ---------------        ----    ----------   ----------   ----------    ----------   -----------    -------    ----------
Phil Simpson               1995    $220,266      $ 123,750    $    -        $    -            10,000     $    -      $15,183
Chairman,  President       1994    $200,581      $  96,270    $    -        $    -            10,000     $    -      $23,972
and Chief                  1993    $200,000      $  40,000    $    -        $    -                 -     $    -      $30,279
Executive Officer

Stephen L. Gagnon          1995    $125,199      $  80,000    $    -        $    -            10,000     $    -      $16,465
Executive Vice             1994    $123,915      $  60,000    $    -        $    -            58,000     $    -      $17,699
President                  1993    $115,000      $  25,900    $    -        $    -             5,000     $    -      $19,076

Larry N. Montague          1995    $109,366      $  38,375    $    -        $    -             4,000     $    -      $14,794
Vice President             1994    $ 98,581      $  31,669    $    -        $    -             4,000     $    -      $11,997
Paperboard Sales           1993    $ 80,129      $  16,000    $    -        $    -             3,000     $    -      $10,142

Todd T. Brown              1995    $109,366      $  30,875    $    -        $    -             4,000     $    -      $14,043
Vice President             1994    $ 99,248      $  26,930    $    -        $    -             4,000     $    -      $12,581
Paperboard Operations      1993    $ 78,723      $  18,000    $    -        $    -             3,000     $    -      $ 9,626

Geary D. Cribbs            1995    $ 88,849      $  58,125    $    -        $    -             4,000     $    -      $13,498
Vice President Gypsum      1994    $ 80,781      $  50,000    $    -        $    -             4,000     $    -      $10,141
Operations                 1993    $ 71,629      $  14,300    $    -        $    -             3,000     $    -      $ 8,791

         (1) Bonuses earned with respect to a fiscal year are shown for that year, even if they were not paid until after the end of the fiscal year.

         (2) In each case, perquisites and other personal benefits were less than 10% of the total of annual salary and bonus reported.

         (3) Represents stock covered by stock options granted to the named persons pursuant to the Company's 1989 Long-Term Incentive Plan. No tandem or freestanding stock appreciation rights were granted.

         (4) During 1995, the components of "All Other Compensation" were as follows: (a) employer contributions to the Company's Employee Stock Ownership Plan, Mr. Simpson - $6,549, Mr. Gagnon - $6,549, Mr. Montague - $6,156, Mr. Brown - $5,962,
                 and Mr. Cribbs - $6,031; (b) employer contributions to the Company's Profit Sharing Plan, Mr. Simpson - $30, Mr. Gagnon - $30, Mr. Montague - $29, Mr. Brown - $28, and Mr. Cribbs - $28; (c) employer contributions to the Company's 401(k) Plan, Mr. Simpson - $8,604, Mr. Gagnon - $9,223, Mr. Montague - $8,609, Mr. Brown - $8,053 and Mr. Cribbs - $7,439; and (d)
                 that portion of employer payment of premiums for term life insurance for the benefit of executive officers, Mr. Gagnon - $663.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides a summary of individual grants of stock options under the Company's 1989 Long-Term Incentive Plan made during the year ended June 30, 1995 to each of the named executive officers.



                                                                                                 Potential Realizable Value at
                                                                                                 Assumed Annual Rates of Stock
                                            Individual Grants                                   Price Appreciation for Option Term
-------------------------------------------------------------------------------------------     ----------------------------------
                              Number of
                             Securities        % of Total
                             Underlying      Options Granted    Exercise or
                              Options        to Employees in     Base Price     Expiration
          Name               Granted (1)       Fiscal Year         ($/Sh)           Date            5% (3)           10% (4)
          ----             --------------     -------------    -------------    -----------     ------------   ----------------
Phil Simpson                  10,000 (2)           16%             $8.88           10-27-99       $ 24,600         $  54,200

Stephen L. Gagnon             10,000 (2)           16%             $8.88           10-27-99       $ 24,600         $  54,200

Larry N. Montague              4,000 (2)            6%             $8.88           10-27-99       $  9,840         $  21,680

Todd T. Brown                  4,000 (2)            6%             $8.88           10-27-99       $  9,840         $  21,680

Geary Cribbs                   4,000 (2)            6%             $8.88           10-27-99       $  9,840         $  21,680


         (1) No tandem or freestanding stock appreciation rights were granted.

         (2) Incentive stock options which become cumulatively exercisable in equal annual installments of 25% on the first, second, third and fourth anniversaries of the grant date.

         (3) Based on an assumed stock price of $11.33 per share on October 27, 1999, which date is the expiration date for the options granted during fiscal year 1995.

         (4) Based on an assumed stock price of $14.30 per share on October 27, 1999, which date is the expiration date for the options granted during fiscal year 1995.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

         The following table provides a summary of exercises of stock options during the fiscal year ended June 30, 1995 by each of the named executive officers and the fiscal year-end value of unexercised stock options held by such persons.

                                                                    Number of Securities
                                                                   Underlying Unexercised        Value of Unexercised In-
                                                                         Options at                the-Money Options at
                                                                        June 30, 1995 (1)            June 30, 1995
                                                                ----------------------------     -----------------------

                                       Shares
                                     Acquired on     Value                        Unexer-                        Unexer-
                     Name             Exercise      Realized     Exercisable       cisable      Exercisable      cisable
                     ----             --------      --------     -----------     -----------    -----------    -----------
            Phil Simpson               13,000     $41,438           5,000          12,500         $ 5,313        $13,438

            Stephen L. Gagnon             0       $   0            32,500          43,500         $55,219        $48,063

            Larry N. Montague             0       $   0             6,447           6,250         $19,405        $11,313

            Todd T. Brown                 0       $   0             6,750           6,250         $20,938        $11,313

            Geary D. Cribbs               0       $   0             8,063           6,250         $27,815        $11,313


(1) No tandem or freestanding stock appreciation rights were outstanding at June 30, 1995.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         None of the executives named in the Summary Compensation Table has an employment contract with the Company. The Company has established the Key Employee Continuation Plan (the "Continuation Plan") to encourage the continued attention and dedication of key employees. Each of the Company's executive officers is a participant. The Continuation Plan provides for a severance payment by the Company to a participant in the event of a change in control of the Company followed by his termination within one (1) year thereafter (other than for cause, disability, death, retirement or voluntary resignation). The payment will equal the employee's average annual cash compensation for the five
(5) years (or portions thereof that he was employed by the Company) preceding the change in control multiplied by 150% in the case of Mr. Simpson and Mr. Gagnon and 100% in the case of each other executive.

OTHER EXECUTIVE COMPENSATION MATTERS

         During the year ended June 30, 1995, the Company made no performance unit or other awards to the executives named in the Summary Compensation Table under any plan or arrangement providing for compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, except the stock options described above, and no such other awards were outstanding as of June 30, 1995.

         The Company does not maintain a defined benefit or actuarial plan in which its executive officers participate.

         During the year ended June 30, 1995, the Company did not adjust or amend the exercise price of stock options or stock appreciation rights previously awarded to any of the executives named in the Summary Compensation Table.

PERFORMANCE GRAPH

         The following line graph compares the five-year cumulative total stockholder return, assuming reinvestment of dividends, on the Company's Common Stock with the cumulative total return of (i) Standard & Poor's 500 Stock Index and (ii) the Dow Jones Paper Products Index, for the period from June 30, 1990 through June 30, 1995, assuming an investment of $100 in the Company's Common Stock and each such index as of June 30, 1990.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                   AMONG REPUBLIC GYPSUM, THE S & P 500 INDEX
                     AND THE DOW JONES PAPER PRODUCTS INDEX

                                               06/90     06/91    06/92      06/93      06/94       06/95
            Republic Gypsum                      100        93      144        211        257         288
            S & P 500                            100       107      122        138        140         177
            Dow Jones Paper Products             100       125      127        131        133         191

*$100 INVESTED ON 06/30/90 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

                               PROPOSAL TO AMEND
                                      THE
                          CERTIFICATE OF INCORPORATION

         The Board of Directors has approved an amendment to Article First of the Company's Certificate of Incorporation to change the name of the Company from Republic Gypsum Company to Republic Group Incorporated. In recent years, the Company has placed increasing emphasis on the segment of its business engaged in the manufacture of recycled paperboard and in the collection of recovered paper fiber. Through acquisitions and internal expansion, this segment of the Company has grown to represent more than two-thirds of total consolidated revenues. Moreover, the Company's long-term strategic plan is to continue to focus its growth and development efforts on recycled paperboard and complementary businesses. These developments have created a need to project a more appropriate identity, and management of the Company believes that this can best be accomplished through a change in the corporate name. The proposed new name, "Republic Group Incorporated" reflects both the present and future of the Company and its integrated businesses.

         If the amendment to the Certificate of Incorporation is approved, it will be filed with the Secretary of State of the State of Delaware, and the name change will become effective on the date of such filing.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                         INDEPENDENT PUBLIC ACCOUNTANT

         The Company has selected Arthur Andersen LLP to be its independent public accountant for the fiscal year ending June 30, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions raised at the Meeting.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive Officers, Directors and greater than ten percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) Forms 3, 4, and 5 which they file.

         Based solely on its review of the copies of such forms received by the Company and written representations from certain reporting persons for the fiscal year ended June 30, 1995, the Company believes that all filing requirements applicable to its Executive Officers, Directors and greater than ten percent beneficial owners were met.

                            STOCKHOLDERS' PROPOSALS

         Any stockholder submitting a proposal to be acted upon at the next Annual Meeting of Stockholders is required to make such submission to the executive offices of the Company not less than 120 days in advance of the mailing date of proxy material to stockholders. Based upon the mailing date of proxy material for the 1995 Annual Meeting, any such proposal should be submitted to, and received by the Company, prior to May 23, 1996.


                     SIGNATURES OF PROXIES IN CERTAIN CASES

         If a stockholder is a corporation, the accompanying proxy should be signed in its corporate name by an authorized officer, and his title should be indicated. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his qualifications and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate his title following his signature.

                                              By Order of the Board of Directors


                                              Janey L. Sowell
                                              Treasurer and Secretary

Hutchinson, Kansas
September 15, 1995

PROXY                                                      REPUBLIC GYPSUM COMPANY
                                                  ANNUAL MEETING OF STOCKHOLDERS
                                                         OCTOBER 26, 1995
                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Republic Gypsum Company to
be held on Oct. 26, 1995 and the Proxy Statement in connection therewith, and (2) constitutes and appoints Talbot Rain, Phil
Simpson, Gerald L. Ray and each of them (acting by majority, or if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of common Stock, par value $1.00 per share, of Republic Gypsum Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment(s) thereof, and especially to vote as designated below.

1. ELECTION OF DIRECTORS     FOR all nominees listed below (except as     WITHHOLD AUTHORITY to vote for all
                             marked to the contrary below).  / /          nominees listed below.  / /

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

     Stephen L. Gagnon, Bert A. Nelson, Talbot Rain, Gerald L. Ray, Robert F. Sexton, David P. Simpson, Phil Simpson,
     L.L. Wallace, David B. Yarbrough

2. Proposal to approve amendment to the company's certificate of incorporation to change the company's name to "Republic Group
   Incorporated."     FOR / /                        AGAINST / /                       ABSTAIN / /

3. In their discretion on any other matters as may properly come before the meeting or any adjournment(s) thereof.

                                                    (Continued on other side.)




THIS PROXY, WHEN PROPERLY EXECUTETD, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.




                                                                    DATED ____________________________________________________, 1995

                                                                    PLEASE SIGN HERE _______________________________________________

                                                                    ________________________________________________________________

                                                                    ________________________________________________________________
                                                                    Please sign exactly as name appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.
